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                                                                       Exhibit 5



                       PORTER, WRIGHT, MORRIS & ARTHUR LLP
                             5801 Pelican Bay Blvd.
                                    Suite 300
                           Naples, Florida 34108-2709
                             Telephone: 941/593-2900
                                Fax: 941/593-2990


                                  May 16, 2001



Huntington Preferred Capital, Inc.
41 South High Street
Columbus, Ohio 43287

         Re:   Registration on Form S-11

Dear Ladies and Gentlemen:

       With respect to the Registration Statement on Form S-11 (the "Registration Statement") to be filed by Huntington Preferred Capital, Inc. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of 2,000,000 shares of the Company's Noncumulative Exchangeable Perpetual Preferred Securities, Class C, par value $25.00 per share (the "Preferred Stock"), we advise you as follows:

       We are counsel for the Company and have participated in the preparation of the Registration Statement. We have reviewed the Company's Articles of Incorporation and Code of Regulations, as amended to date, the Company's proposed Amended and Restated Articles of Incorporation ("Restated Articles") which set forth the terms of the Preferred Stock, the corporate action taken in connection with the Registration Statement and the issuance and sale of the Preferred Stock, and such other documents and authorities as we deem relevant for the purpose of this opinion.

       We understand that Preferred Stock will be issued and sold to Huntington Preferred Capital Holdings, Inc. ("Holdings"), who, in turn, will sell the Preferred Stock to underwriters for public offering in accordance with a proposed underwriting agreement to be entered into among the Company, Holdings, and the underwriters (the "Underwriting Agreement"). The Underwriting Agreement has been filed in preliminary form as an exhibit to the Registration Statement.

       Based on the foregoing, we are of the opinion that, upon the filing of the Restated


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Huntington Preferred Capital, Inc.
May 16, 2001
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Articles with the Ohio Secretary of State prior to the issuance of the Preferred
Stock, compliance with the Securities Act and with the securities or "blue sky" laws of the states in which the Preferred Stock is to be offered for sale, and delivery of duly executed certificates evidencing the Preferred Stock to the underwriters against payment therefor in accordance with the terms of the Underwriting Agreement, the Preferred Stock will be validly issued, fully paid, and nonassessable.

       We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the prospectus included in the Registration Statement.


                                       Very truly yours,

                                       /s/ Porter, Wright, Morris & Arthur LLP


                                       PORTER, WRIGHT, MORRIS & ARTHUR LLP


MBMC/CM/ELF